MET-PRO CORPORATION
Moderator: Kevin Bittle
09-01-11/11:00 a.m. ET
Confirmation # 88919844

MET-PRO CORPORATION

Moderator:     Kevin Bittle
September 1, 2011
11:00 a.m. ET

Operator:
Ladies and gentlemen, thank you for standing by, and welcome to the Met-Pro second quarter results conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star followed by the number one on your telephone keypad.  To withdraw your question, press the pound key.  Thank you.  I would now like to turn the conference over to Mr. Kevin Bittle, manager of creative services.  Please go ahead, sir.

Kevin Bittle:
Good morning and welcome to Met-Pro Corporation’s earnings conference call for the second quarter of fiscal 2012 for the period ended July 31st, 2011.  My name’s Kevin Bittle and I’m with the company’s creative services department.  With me on our call this morning are Ray De Hont, our chairman, chief executive officer and president, and Gary Morgan, our senior vice president of finance and the chief financial officer.

Before we begin, I’d like to remind you that any statements made today with regards to our future expectations may constitute forward-looking statements within the meaning of the private securities litigation reform act of 1995.  Please refer to our annual report for the fiscal year ended January 31st, 2011, that was filed with the SEC, for important factors that, among others, could cause our actual results to differ from any results that might be projected, forecasted or estimated in any of our forward-looking statements.  And with that, I will now turn the call over to Ray.  Ray?

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-01-11/11:00 a.m. ET
Confirmation # 88919844

Ray De Hont:
Thank you, Kevin.  Good morning everyone and welcome again from Harleysville, Pennsylvania.  Early this morning, we released our financial results for the second quarter ended July 31st, 2011.  I hope all of you have had the opportunity to review them.  In a moment, Gary Morgan will provide more specific comments on the quarter’s financial results, but first I’d like to offer my perspective on our performance.  Despite the lack of any appreciable economic growth, second quarter net sales increased 8 percent when compared with the same quarter last year.  Revenues reflect continued strength in our Global Pump Solutions business, somewhat offset by decrease in Product Recovery Pollution Control revenues, where we believe the significant large project new orders booked over the last few weeks strongly suggest we can expect this business unit to generate attractive growth over the balance of this year.

Net income for the second quarter was essentially unchanged from the year ago quarter.  However, during the second quarter of fiscal 2012, the Company incurred a one-time expense in the Product Recovery Pollution Control Technologies reporting segment of approximately $300,000, or 1.3 cents per share, which resulted from a voluntary retirement program.  Whereas during the second quarter of fiscal 2011, there was no comparable one-time expense.  Despite a still unpredictable economy, second quarter new order bookings were the highest quarterly bookings in the Company’s history.  Our strong new order booking performance included almost 10 million dollars in large project new order bookings.  The improvement in large project new order bookings, which was led by our Product Recovery Pollution Control Technologies reporting segment, and encompassed multiple Met-Pro product brands, is not only a sign to emerging recovery across our various markets,  but more importantly is a direct result of our long-term growth strategy, especially our decision to invest in additional sales staff.

Over the past year, we have consistently reported that our pipeline has remained robust, and quotation activities strong.  We’ve been unrelenting in our pursuit of these opportunities, despite some projects being delayed, rebid and respecified numerous times over a period of several years.  We believe our uncompromising determination and the inevitable wear and tear of

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-01-11/11:00 a.m. ET
Confirmation # 88919844

delayed investment, is now being rewarded with a strong demand for a wide range of Met-Pro products.

Just as important, our strategy to add new business development and sales resources to aggressively pursue existing and new opportunities around the world is paying dividends.  The implementation of a solutions-based marketing strategy supported by a more structured and focused business development and sales effort has proven effective in generating our recent success, and is a foundation on which we are building our growth strategy.

Before turning the call over to Gary, I would like to remind everyone that on June 1st, our board of directors declared a 6.6 cents per share dividend, payable September 15th, 2011, to shareholders of record at the close of business today.  This is the 36th consecutive year Met-Pro has paid either a cash or stock dividend.  I would now like to ask Gary Morgan to review our recent financial performance in more detail, after which I will provide some concluding remarks before we take your questions.  Gary?

Gary Morgan:
Thank you, Ray.  Met-Pro reported fiscal year 2012 second quarter net sales of 23.1 million dollars, up 8 percent from last year’s second quarter.  Net sales in our Product Recovery and Pollution Control Technology reporting segment for the second quarter were 9.6 million dollars, a less than 1 percent decrease from the second quarter a year ago, primarily due to a decrease in our Strobic Air revenues.  Sequentially, revenues in this business segment advanced 1.3 million dollars over the first quarter, which netted a significant improvement in operating income quarter to quarter.  Also, as Ray mentioned, much of the large new project bookings this past quarter were in this business segment, which we are optimistic will be beneficial to future revenue growth.

Net sales in our Fluid Handling Technologies reporting segment were 7.4 million dollars, up 14 percent compared with the second quarter a year ago, while operating margins in the quarter were a strong 25.7 percent, compared with 20.2 percent for the second quarter of last year.  Our Global Pump Solutions business unit continues to deliver exceptional performance.

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-01-11/11:00 a.m. ET
Confirmation # 88919844

The second quarter net sales in our Mefiag Filtration Technology reporting segment were up 28 percent compared with the second quarter a year ago, aided in part by the shipping of Mefiag’s largest single contract, totaling $500,000.

Net sales in our Filtration and Purification Technology segment were up 5 percent for the second consecutive quarter, on continuing strong demand for our Keystone Filter products.

For the second quarter, we reported gross margins of 35.2 percent, down from 36.6 percent in the second quarter of last year.  Compared to the first quarter, margins showed incremental sequential improvement.  Once again, The Fluid Handling Technology margins were very strong, although they were somewhat offset by lower margins in the Product Recovery and Pollution Control Technologies reporting segment, where we have experienced some de-leveraging as a consequence of slightly lower revenues.

Combined selling, general and administrative expenses for the quarter were 5.9 million dollars, up just 7 percent from the 5.5 million dollars a year ago.  The increase was attributable to resources added to drive long-term growth.  As a percentage of sales, selling, general and administrative expenses were reduced to 25.6 percent of revenues, from 25.8 percent a year ago.

For the quarter, the operating margin was 9.6 percent of net sales, up from 8.9 percent in the first quarter of this year, as we were able to successfully leverage fixed overhead.

For the quarter, we reported net income of 1.5 million dollars, or 10 cents per diluted share, compared with 1.6 million dollars or 11 cents per diluted share a year ago.

Keep in mind that in the second quarter this year, we incurred a $300,000, or 1.3 cent per share charge in recognition of a voluntary early retirement program.  The same charge also reduced the Product Recovery and Pollution Control Technology segments’ operating income.

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-01-11/11:00 a.m. ET
Confirmation # 88919844

Quickly looking at the overall first half of fiscal 2012, revenues were up 6 percent, led by a 30 percent increase in our Fluid Handling Technologies reporting segment.

Net income came in at 2.9 million dollars, down only marginally from the three million dollars a year ago, while our earnings were 20 cents per diluted share for both periods.  Keep in mind that in the first half of fiscal 2012, we had a $300,000 early retirement charge.

Met-Pro’s balance sheet remains strong, with cash on-hand and short-term investments on July 31st, 2011, of 30.5 million dollars, or $2.06 per diluted share.  While we generated positive operating cash flows for the first half of the year, cash was used to support strategic growth and working capital, and to fund a 2.8 million dollar contribution to our pension, retirement and benefit plans.

In summing up the quarter, revenues continued to track ahead of last year, with stable earnings allowing for strategic investments and a very solid financial position.  The most important and encouraging factor is that the new bookings have accelerated as we head into the third quarter, especially in terms of a large project business, which has been relatively quiet for several quarters.

Thank you and I would now like to turn the call back to Ray. Ray?

Ray De Hont:
Thank you, Gary.  Just a few concluding thoughts before we open the call to your questions.  We have enjoyed a strong run of great large project bookings, much of which are scheduled to be delivered in the second half of the year.  We believe our success in booking projects that will be implemented at a time when some feel the global economy could be weakening, is the product of factors both within and outside our control.  In the market, projects that have endured excessive delays can no longer be postponed.  But more importantly, I believe our success is primarily a function of our unrelenting pursuit of opportunities, market share gains attributable to our strong brand reputation, as well as the adoption and support of a solutions-based marketing strategy.

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-01-11/11:00 a.m. ET
Confirmation # 88919844

Now is the time to build on the strong momentum and capitalize on global opportunities across a number of platforms – air, water, specialty liquids and alternative energy, where we can effectively leverage our global franchise and solid financial position to accelerate growth, both organically and through acquisitions, to generate attractive returns.

While our backlog is strong, we want to remind everyone that we still derive a significant proportion of our revenues from inter-quarter book and ship business, such as quick turnaround original equipment, replacement parts and consumables.  Over the long term, we are confident that the investments we have made and continue to make in our business provide us with a strong foundation to create a long-term sustainable value for our shareholders.  Our dedicated employees, strong financial position and leading global brands offer unlimited potential for future growth and profitability.  From this solid foundation, we have mapped out a clear strategy to capitalize on the growing opportunities being created by global industrialization and the pressure for environmentally sensitive and energy efficient development.

We remain confident that over the long term, Met-Pro Corporation is well positioned to capitalize on the very powerful trends toward global environmental stewardship, energy efficiency and process improvement.  I’d like to thank the many loyal, dedicated and talented employees who have contributed to our success, as well as thank our shareholders for their continued support.  I’d also like to thank all of you for your participation in today’s call.

I’ll now turn the call back to Kevin Bittle. Kevin?

Kevin Bittle:	Thank you, Ray. At this time, we’d welcome any questions you may have. I’d like to ask our operator, Chanel, to provide instructions for this portion of the call.

Operator:
Thank you.  At this time, if you would like to ask a question, please press star followed by the number one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.  Your first question comes from the line of William Bremer, with Maxim Group.

William Bremer:	Good morning, Ray. Good morning, Gary.

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-01-11/11:00 a.m. ET
Confirmation # 88919844

Gary Morgan:	Good morning, William, how you doing?

William Bremer:
Great.  Ray, can you give us a little idea on the current quoting activity, you know, the announcements during the last say you know three to six months, quite impressive.  What’s the current status right now?

Ray De Hont:
The quoting activity is high right now, and that’s in – the Product Recovery part of our business, remains high.  We’ve been putting out a number of large quotes, we’re following still a number of large projects that have been out there for a while, which are – we’re making progress on.  Our Fluid Handling business is very exciting as far as the opportunities there.  Our small Keystone business even, we’ve taken that to where we’ve started to maneuver that into a skid-mounted filtration type business, and they have some tremendous opportunities on the printing side, with their new Filter Klear unit.  And those opportunities are for skid-mounted units – filter units that could be very good as far as revenues and gross profits.  So the activity is very strong.  This is when you read all the economic news and you look and you say, boy, what the hell are they talking about?  Our business is doing very well on the quoting side.  And these are real quotes, these are not budget quotes we’re talking about.

William Bremer:
And this coming third quarter, you have, if my math is correct, approximately 6.5 million that should be realized in this – in this third quarter of large contracts.  The majority of which is on the air side, which you know has some issues here.  Are we finally over the one-time charges, is my first question.  And even if we back, you know, in the $300,000 charge you had in the second quarter, we’ve got an adjusted operating margin here of 2.6 percent.  Are we going to start seeing the leverage here to power this model?

Ray De Hont:
Yes.  Yes, the Product Recovery has suffered from the lingering effects of projects not being booked until recently, delays in projects and so forth.  I think we’re over that hump, with the activity that we have, the backlog that they now have, the opportunities that they’re being asked to quote on now.  And also, our strategic plan.  We’ve changed the strategy from where we were a product company, and we’ve now transitioned into a solutions company.  So when we go into a customer now, it’s not going in to sell a scrubber or a bag

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-01-11/11:00 a.m. ET
Confirmation # 88919844

house or a thermal oxidizer, it’s going in to sell a solution – provide a solution. And it may be one or all of those products used to get that solution, and that’s helping us.

We’re also seeing opportunities being generated now that we’ve put a subsidiary in Chile.  We’ve got some very good opportunities there.  We’re seeing some over in Asia, because we have a business development person over there.  A lot happening.  But I think the Product Recovery group now has the traction, the backlog and the opportunities to really start to leverage that business and improve.

William Bremer:
So, Ray, give me an idea of what is your target operating margin going forward in this segment.  I mean, historically you’ve been at 5 percent, now we’re coming – you know, we’re trying, you know, to get back into the black here.  What is the target operating margin as this revenue starts to leverage this segment?

Ray De Hont:	We’re looking at the 8 to 10 percent.

William Bremer:	OK. And how soon do you think it will take to get there?

Ray De Hont:
Well, it comes down to the timing of the projects, as far as the shipments and you know, the day the books ships off on the parts side and things like that.  We still have a considerable part of that business to book-ship.  But as I said, with the opportunities and the revenues, you’re going to be able to leverage some of the operating expenses that you couldn’t do before.

William Bremer:	And on the pump side of the business, quite impressive on the margins, as you stated. Are you able to hold those types of margins going forward?

Ray De Hont:	We’re actually hoping to improve them.

William Bremer:	Very nice.

Ray De Hont:
Yes, when you look at it, there’s a lot of opportunity there.  As you know, we play in specialty markets because they’re specialty pumps.  But we’re excited about that business.  Remember, it took several years to really get that to

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-01-11/11:00 a.m. ET
Confirmation # 88919844

where it is today, once we merged them all together. It’s a similar thing with the air side of the business. We’re only a year and a half into that merger of these different product brands. And we’re seeing the traction now to really start taking place, and I think you’ll see that trend continue as we go forward. So the Pump business, we’re excited about, and again we’re excited about the Product Recovery and Pollution Control side.

William Bremer:	OK, gentlemen, I’ll hop back in queue. Thank you very much.

Ray De Hont:	You’re welcome.

Operator:	Ladies and gentlemen, as a reminder, in order to ask a question, please press star one. Your next question comes from the line of Gerry Sweeney with Boenning.

Gerry Sweeney:
Everybody, Gerry Sweeney here, from Boenning & Scattergood.  We’ve followed you in the past and done a little work with you guys.  But quick question on terms of, you know, you mentioned acquisitions and opportunities.  Looking forward, obviously, Met-Pro’s always had a very strong balance sheet.  If anything, people thought you might be underleveraged, and you’re very disciplined when it comes to the acquisition front.  Is there any area of interest that’s, you know, piquing your interest right now, that you think would be a good opportunity going forward, where you could deploy some of your balance sheet?  Any thoughts on that?

Ray De Hont:
Gerry, we have three specific acquisition targets that we’re working on right now.  We’ve – there’s been a lot more opportunity this past year, I think 2011 has seen the activity pick up significantly.  One of the things that we’ve laid out is a three-year strategic plan – a detailed strategic plan for the Company, and we’re basing our acquisitions or potential acquisitions on that strategy.  And we have three of them, in different stages.  One is pretty far along.  One is maybe in the middle as far as negotiations, and one is on the early stages, but there are things that would help us as far as filling some of the voids in our – let’s say our air side of the business.  Also, expanding our global reach where if we were to acquire one of them, it could wind up where we have footprints where – a lot sooner than we had anticipated around the world.

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-01-11/11:00 a.m. ET
Confirmation # 88919844

Gerry Sweeney:
Are – let’s say, companies a little bit more realistic in terms of pricing?  I mean, obviously a couple years ago there were a lot of – especially in the water, you know, filtration and environmental side, there were some very high multiples out there.  You know, the longer we get into it – we’ll call it a stagnant economy, are expectations for what people are looking for in terms of multiples decreasing a little bit?

Ray De Hont:
Yes, they’re becoming a little bit more reasonable for sure, yes.  It all depends, too, as far as what the strategic fit is, and these are strategic buys that we’re looking at, and you know, what they feel and what we feel as far as how are they situated.  And – but we’ve seen more reasonable multiples, because really, when you look back, people only have maybe a year under their belt as far as the recovery.

Gerry Sweeney:	Sure, yes.

Ray De Hont:
With a company, so it’s different that way.  By the way, we are looking not just – we’re looking at the air side, we have some opportunities we’re looking at on the water side also.  We want to fill out that platform.  And we are specifically concentrating on the platforms I mentioned, air, water, specialty liquids and alternative energy.  Now in the alternative energy side, we’re not looking to supply the alternative energy.

Gerry Sweeney:	Sure.

Ray De Hont:
But supply the equipment that allows the alternative energy suppliers to do what they need to do, and we’ve got opportunities there.  We just recently sold some – a system for a landfill, for landfill gasses, and the processing of landfill gasses.  And we’re looking at those type of purchases also, where we could be part of the process, which of course makes it a more attractive sell for us.

Gerry Sweeney:
Also, you know, on that point – you were talking about the landfill gasses.  One area that I’ve done a lot of work on at some of the shale plates, water remediation.  I’m not sure if that really fits into things, but I do know the EPA is looking at proposing new air emission rules for a lot of the work that’s being done in the shale plate, specifically around assessment of the volatile

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-01-11/11:00 a.m. ET
Confirmation # 88919844

organic compounds, which I think you do have some product that would fit into that? I mean, have you ever looked at the shale gas with that?

Ray De Hont:
As a matter of fact, our research – our director of research – technical director – is going to be attending a conference shortly, and he’s been involved in it, as have our business development people, looking at where we might go, not just on the air side, but the water side, too, as far as the filtration of the water, the purification of the water, and so forth.  So we are following that, we’re talking to a lot of people and seeing where our products fit as they currently exist, or maybe what do we need to do to really be a player in that business.

Gerry Sweeney:	Yes, tweak it. It’s certainly – I mean, it’s a little bit of a game-changer, not only for Pennsylvania but for, I guess, U.S. energy policies.

Ray De Hont:
Yes, we already have some of our pumps on that, on those sites, some of our pumps – our Dean pumps, in particular.  But we are looking at it.  We feel there’s an opportunity there, we’re just trying to find out exactly where we could play and compete and make –

Gerry Sweeney:	Fit in appropriately, yes. Perfect. All right, great. I appreciate it, thank you very much.

Ray De Hont:	You’re welcome.

Operator:	Ladies and gentlemen, to ask a question, please press star one. At this time, there are no further questions. I would like to turn the call back over to Mr. Ray De Hont for closing remarks.

Ray De Hont:
Thank you, Chanel.  Once again, thank you for joining us this morning.  We hope we have been able to provide you with a useful update on Met-Pro’s progress and performance, but if you have any further questions, please feel free to contact either me or Gary.  Have a great day, everyone.

Operator:	This concludes today’s call. You may now disconnect.

END